As filed with the Securities and Exchange Commission on July 3, 2003

Registration No. 333-104651

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILICON GRAPHICS, INC.

Delaware	3571	94-2789662
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway
Mountain View, California 94043
(650) 960-1980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sandra M. Escher
Senior Vice President and General Counsel
Silicon Graphics, Inc.
1600 Amphitheatre Parkway
Mountain View, California 94043
(650) 960-1980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel G. Kelly, Jr.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94043
Tel: (650) 752-2000
Fax: (650) 752-2111

       Approximate date of commencement of proposed sale to the public:   As promptly as possible upon effectiveness of this Registration Statement.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)(6)

Senior Notes Due 2009	$230,000,000	100%	$175,950,000	$14,235

Senior Convertible Notes Due 2009	(4)	(4)	(4)	(4)

Common Stock, par value $0.001 per share(5)	(5)	N/A	N/A	N/A

(1)
This registration statement relates to the exchange by Silicon Graphics, Inc. of an aggregate of up to $230,000,000 principal amount of its 5.25% Senior Convertible Notes Due 2004 for either (a) $1,000 in principal amount of its new Senior Notes Due 2009 for each $1,000 in principal amount of notes tendered, or (b) $1,000 principal amount of its new Senior Convertible Notes Due 2009 for each $1,000 in principal amount of notes tendered.
(2)
This amount is the maximum principal amount of 5.25% Senior Convertible Notes Due 2004 that may be received by the registrant from tendering holders.
(3)
The amount of the registration fee paid herewith was calculated, pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on $175,950,000, the market value as of April 16, 2003 of the maximum amount of 5.25% Senior Convertible Notes Due 2004 that may be received by the registrant from tendering holders.
(4)
The total of Senior Notes Due 2009 and Senior Convertible Notes Due 2009 to be issued upon completion of this exchange offer will be no more than $230,000,000. Therefore no additional registration fee is required pursuant to Rule 457 of the Securities Act of 1933, as amended.
(5)
Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Senior Convertible Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.
(6)
Previously paid.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20. Indemnification of Directors and Officers.

  Silicon Graphics, Inc.

        SGI is a corporation organized under Delaware law. Pursuant to the statutes of the State of Delaware, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement.

        In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the Delaware Business Corporation Law.

        The SGI by-laws provide that SGI is authorized, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with SGI or at the request of SGI in any capacity with any other enterprise.

        The directors and officers of SGI are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

  Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
3.1	Restated Certificate of Incorporation of Silicon Graphics, Inc.*
3.2	Amended and Restated By-laws of Silicon Graphics, Inc.**
4.1	Form of Indenture, dated as of September 1, 1997 between SGI and State Street Bank and Trust Company of California, N.A., as trustee for the Old Notes***
4.2	Form of Indenture to be entered into between SGI and U.S. Bank National Association, as trustee for the New Notes****
4.3	Form of Indenture to be entered into between SGI and U.S. Bank National Association, as trustee for the New Convertible Notes****
5.1	Opinion of Davis Polk & Wardwell with respect to the New Notes and the New Convertible Notes
10.1	Agreement to Tender dated April 18, 2003 between SGI and Highfields Capital Management LP****
10.2	Form of Letter Agreement to Participate in Exchange Offer****
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges****
23.1	Consent of Ernst & Young LLP, Independent Auditors****
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee for the New Notes****
25.2	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee for the New Convertible Notes****
99.1	Form of Letter of Transmittal****
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees****
99.3	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees****
99.4	Form of Notice of Guaranteed Delivery****
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner****

*
Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on November 14, 1994.

**
Incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed on October 15, 2001.

***
Incorporated by reference to our Amended Registration Statement on Form S-4/A, filed on August 7, 1997.

****
Previously filed.

  Item 22. Undertakings

        (a)   The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES FOR SILICON GRAPHICS, INC.

        Pursuant to the requirements of the Securities Act of 1933, Silicon Graphics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this amendment no. 5 to its registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on July 3, 2003.

SILICON GRAPHICS, INC.
By:	/s/ Sandra Escher Name: Sandra Escher Title: Senior Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this amendment no. 5 to the registrant's registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Robert R. Bishop	Chairman and Chief Executive Officer (Principal Executive Officer)	July 3, 2003
* Jeffrey V. Zellmer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2003
* Kathy Lanterman	Vice President and Corporate Controller (Principal Accounting Officer)	July 3, 2003
* Arthur L. Money	Director	July 3, 2003
* James A. McDivitt	Director	July 3, 2003
* Charles Steinberg	Director	July 3, 2003
* Dr. Robert M. White	Director	July 3, 2003

* Dr. Lewis S. Edelheit	Director	July 3, 2003
* Anthony R. Muller	Director	July 3, 2003
By:	/s/ SANDRA ESCHER Sandra Escher	*Attorney-in Fact